Exhibit 10.14

March 4, 2014

Mr. Jose Revuelta

RE:   Jose Revuelta – Montrose Offer Letter

Dear Mr. Revuelta:

It is with great pleasure that I confirm our offer to join Montrose Services, LLC, a subsidiary of Montrose Environmental Group, Inc. (“Montrose” or “Company”), in the position of Vice President in the Corporate division. You will report to Jeremiah Yu and Nina Prasad, Co-Chief Executive Officers of Montrose, and will be based in the Anaheim, California office, Please carefully read the terms and conditions of this offer.

About Montrose Environmental Group, Inc.

Montrose Environmental Group, Inc. is a high-growth, national environmental company offering Air Quality and Environmental Laboratory services to a diverse range of clients in industry and government. Headquartered in Orange County, California, Montrose Environmental Group, Inc. has 13 offices and approximately 200 employees nationwide. Montrose aims to become the premier provider of environmental sampling and testing nationwide.

Compensations

Your compensation will be an annual base salary of $100,000 (currently paid in bi-weekly installments, minus applicable taxes and deductions).

Equity Participation

As Vice President of Montrose you will have the opportunity to participate in Montrose’s management equity plan. You will receive an initial equity award of 20 options upon commencement of your employment with Montrose. Further equity awards will be granted at the discretion of Montrose’s Board of Directors.

Trial Period

During the first 90 days of employment you are in your trial period with the Company. This means that you or we may end your employment at any time, with or without notice. After successful completion of 90 days, you will be considered a regular, at-will employee and will be given 50 hours of Paid-Time-Off (PTO). In addition, you will begin accruing PTO based on your hours worked up to a maximum of five (5) weeks. You will accrue a total of five (5) weeks of PTO annually.

Benefits

In addition to your compensation, you will be eligible to receive the benefits which are offered to Montrose employees. These benefits are described in the enclosed materials.

Start Date of Employment

You should expect to commence employment on March 17, 2014

Employment Policies

On your first day of employment, you will receive a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook. These policies may be updated from time to time.

Montrose Environmental Group, Inc.

1582-1 N. Batavia Street, Orange, CA 92867 • T: (714) 282-8240 • F: (714) 282-8247

www.montrose-env.com

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Job Offer Contingencies

This offer of employment is conditional upon the following:

I.

You provide Montrose with evidence of your U.S. citizenship or proof of your legal right to live and work in this country. (See enclosed list of appropriate documents as described on the Department of Homeland Security, Form I-9.) We are required by federal law to examine documentation of your employment eligibility. Note: This Company participates in e-verify.

II.

Because driving of company vehicles may be a requirement of the job, you must present to the Company your current driver’s license. The license and your driving record must be acceptable to our insurance company.

Ill.

Successful passing of a pre-employment drug screening will be required. Successful passing of reference, background or credit checks, and a physical capacity examination may be required. Montrose must receive a full release to work or set of limitations, if applicable, in writing, by the examining physician stating that you can fulfill all essential job duties with or without reasonable accommodation.

It is important that you bring the correct documents, listed in items I and II, on your first day of active service with Montrose. You cannot begin your employment until requirements I-III outlined above are met.

This offer of employment will expire seven days from today. If you wish to accept the offer, please sign in the place provided below and return it to me within the prescribed time. Please be aware that the Company is an at-will employer and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

We look forward to welcoming you to Montrose. Please confirm your acceptance of this offer by signing and returning a copy of this letter to:

Nina Prasad

Montrose Environmental Group, Inc.

1582-1 N. Batavia Street

Orange, CA 92867

***

Should you have any questions about starting with the Company, please do not hesitate to contact me or a representative from the Human Resources Department (hr@montrose-env.com).

Sincerely,

/s/ Nina Prasad

Nina Prasad

Co-Chief Executive Officer

Montrose Environmental Group, Inc.

Agreed and accepted:

Signature:	/s/ Jose Revuelta
Jose Revuelta

Date:         04/08/2014

Montrose Environmental Group, Inc.

1582-1 N. Batavia Street, Orange, CA 92867 • T: (714) 282-8240 • F: (714) 282-8247

www.montrose-env.com

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